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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                       LIVEWIRE ACQUISITION CORPORATION



                                   ARTICLE I
                                   ---------

     The name of the corporation (the "Corporation") is:

                       Livewire Acquisition Corporation


                                   ARTICLE II
                                   ----------

     The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Corporation Service Company.


                                  ARTICLE III
                                  -----------

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV
                                   ----------

     The total number of shares of stock which the Corporation shall have authority to issue is one million (1,000,000), of which five hundred thousand (500,000) shall be Common Stock, $.01 par value, and five hundred thousand (500,000) shall be Preferred Stock, $.01 par value. Four hundred seventy-five (475,000) shares of Common Stock shall be designated voting Class A Common Stock, and twenty-five thousand (25,000) shares of Common Stock shall be designated non-voting Class B Common Stock.
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     All shares of Class A Common Stock and Class B Common Stock shall be identical in every respect, except that the non-voting Class B Common Stock shall carry no right to vote for the election of directors, and no right to vote on any matter presented to the stockholders for their vote or approval, except only as the laws of the State of Delaware shall require that voting rights be granted to such non-voting shares.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

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     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     (h) Any other relative rights, preferences and limitations of that series.

     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                                   ARTICLE V
                                   ---------

     The name and mailing address of the incorporator is:

                               Howard P. Young
                               Latham & Watkins
                               505 Montgomery Street
                               Suite 1900
                               San Francisco, CA  94111

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                                   ARTICLE VI
                                   ----------

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.


                                  ARTICLE VII
                                  -----------

     Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.


                                  ARTICLE VIII
                                  ------------

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of February, 1998.


                                /s/ Howard P. Young
                                ----------------------------
                                Howard P. Young,
                                Incorporator

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